Exhibit 99.1

NEWS RELEASE – FINAL

Media Contact:
Kathy Stahlman, @Road Public Relations
(510) 870-1144
kstahlman@road-inc.com

@Road® Ranked Ninth Fastest Growing Technology Company in North
America on the 2003 Deloitte Technology Fast 500

@Road Attributes its 65,224 Percent Revenue Growth to its Scalable Service Delivery
Infrastructure and Dedication to Customer Satisfaction

FREMONT, CA – October 14, 2003 – @Road (Nasdaq: ARDI), a leading provider of mobile resource management (MRM) services, announced today that it ranked number nine on the 2003 Deloitte Technology Fast 500, a ranking of the 500 fastest growing technology companies in North America. Rankings are based on an average percentage revenue growth over five years, from 1998-2002. @Road grew 65,224 percent during this period.

“We attribute the phenomenal growth rate of @Road to our highly scalable service delivery infrastructure, our dedication to customer satisfaction and to having a management team focused on delivering on our objectives,” said Krish Panu, president and CEO of @Road. “Being recognized as one of the 500 fastest growing companies in North America is a tremendous honor, particularly in the challenging business environment facing companies in recent years.”

@Road previously ranked on the Rising Stars list for 2002, a special designation for 25 companies that have been in business more than three, but less than five, years.

“@Road deserves a lot of credit for its remarkable growth,” said Mark A. Evans, national managing partner of Deloitte’s Technology, Media & Telecommunications Group. “Making the Deloitte Technology Fast 500 is a testament to a company’s commitment to technology. With it’s 65,224 percent growth rate over five years, @Road has proven that its leadership has the vision and determination to grow in difficult conditions.”

Fast 500 Selection and Qualifications

The Fast 500 list is compiled from Deloitte’s 20 regional North American Fast 50 programs, nominations submitted directly to the Fast 500, and public company database research. To qualify for the Fast 500, entrants must have had 1998 operating revenues of at least $50,000 USD and $75,000 CD for the United States and Canada, respectively; and 2002 operating revenues must be at least $1 million USD or CD. Deloitte researchers examined financial statements to validate operating revenues.

Entrants must also be public or private companies headquartered in North America and must be a “technology company” defined as owning technology that contributes to a significant portion of the company’s operating revenues. Using other companies’ technology in a unique way does not qualify.

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 109,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

About Deloitte

Deloitte, one of the nation’s leading professional services firms, provides audit, tax, financial advisory services and consulting through nearly 30,000 people in more than 80 U.S. cities. The firm is dedicated to helping its clients and its people excel. Known as an employer of choice for innovative human resources programs, Deloitte has been recognized as one of the “100 Best Companies to Work For in America” by Fortune magazine for six consecutive years. “Deloitte” refers to Deloitte & Touche LLP and affiliated entities. Deloitte is the US member firm of Deloitte Touche Tohmatsu. Deloitte Touche Tohmatsu is a Swiss Verein (association), and, as such, neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other’s acts or omissions.

Each of the member firms is a separate and independent legal entity operating under the name “Deloitte,” “Deloitte & Touche,” “Deloitte Touche Tohmatsu” or other related names. The services described herein are provided by the US member firm and not by the Deloitte Touche Tohmatsu Verein. For more information, please visit Deloitte’s web site at www.deloitte.com/us.

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@Road is a registered trademark of At Road, Inc. All other trademarks and service marks are the property of their respective owners.